Exhibit 99.1

VBI Vaccines Announces e-Poster Presentation at the Society for Neuro-Oncology (SNO) 2020 Virtual Meeting

CAMBRIDGE, Mass. (November 9, 2020) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that its abstract highlighting data from Part B of the ongoing Phase 1/2a study of VBI-1901, the Company’s cancer vaccine immunotherapeutic candidate, in recurrent glioblastoma (GBM) was accepted for e-poster presentation at the 25th Annual Meeting and Education Day of the Society for Neuro-Oncology (SNO), taking place November 19-21, 2020.

Poster #: CTIM-07

Title: Identification of a baseline biomarker associated with tumor responses in a Phase 1/2a trial of a therapeutic CMV vaccine against recurrent glioblastoma (GBM)

Session: Clinical trials: Immunologic

Presenter: Andrew B. Lassman, M.D., Chief of Neuro-oncology at Columbia University Irving Medical Center and Associate Director for Clinical Infrastructure at Herbert Irving Comprehensive Cancer Center, and principal investigator of the ongoing Phase 1/2a study

Date: Available November 19-21, 2020

About the Phase 1/2a Study Design

VBI’s two-part Phase 1/2a study is a multi-center, open-label, dose-escalation study of VBI-1901 in 38 patients with recurrent GBM:

●	Phase 1 (Part A)

●	Dose-escalation phase that defined the safety, tolerability, and optimal dose level of VBI-1901 adjuvanted with granulocyte-macrophage colony-stimulating factor (GM-CSF) in recurrent GBM patients with any number of prior recurrences
●	This phase enrolled 18 recurrent GBM patients across three dose cohorts of VBI-1901: 0.4 µg, 2.0 µg, and 10.0 µg

●	Phase 2a (Part B)

●	Subsequent extension of the optimal dose level, 10.0 µg, as defined in the Part A dose escalation phase
●	This phase is a two-arm study, enrolling 10 first-recurrent GBM patients in each arm, assessing 10.0 µg of VBI-1901 in combination with either GM-CSF or GSK’s proprietary AS01B adjuvant system as immunomodulatory adjuvants
●	Enrollment of the 10 patients in the GM-CSF arm and the 10 patients in the AS01B arm are complete

VBI-1901 is administered intradermally when adjuvanted with GM-CSF and intramuscularly when adjuvanted with the AS01B adjuvant system. Patients in both phases of the study receive the vaccine immunotherapeutic every four weeks until tumor progression.

About VBI-1901 and GBM

VBI-1901 is a novel cancer vaccine immunotherapeutic candidate developed using VBI’s enveloped virus-like particle (eVLP) technology to target two highly immunogenic cytomegalovirus (CMV) antigens, gB and pp65. Scientific literature suggests CMV infection is prevalent in multiple solid tumors, including glioblastoma (GBM). GBM is among the most common and aggressive malignant primary brain tumors in humans. In the U.S. alone, 12,000 new cases are diagnosed each year. The current standard of care for treating GBM is surgical resection, followed by radiation and chemotherapy. Even with aggressive treatment, GBM progresses rapidly and is exceptionally lethal.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with: (1) the only 3-antigen hepatitis B vaccine, Sci-B-Vac®, which is approved for use and commercially available in Israel and recently completed its Phase 3 program in the U.S., Europe, and Canada; and (2) an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM), a prophylactic cytomegalovirus (CMV) vaccine candidate, and a prophylactic pan-coronavirus vaccine candidate. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 5, 2020, and filed with the Canadian security authorities at sedar.com on March 5, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com